Exhibit 5.1

October 19, 2018

MidWestOne Financial Group, Inc.
102 South Clinton Street

Iowa City, Iowa 52240

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to MidWestOne Financial Group, Inc., an Iowa corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 4,117,541 shares of common stock, no par value, of the Company (the “Common Stock”). Upon the basis of our examination described below, we advise you that, in our opinion, when the registration statement relating to the Common Stock (the “Registration Statement”) has become effective under the Act and the Common Stock has been duly issued and delivered pursuant to the Agreement and Plan of Merger, dated as of August 21, 2018, by and between the Company and ATBancorp, as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

In connection with the filing of the Registration Statement, we, as your counsel, have examined and relied on or are generally familiar with originals or copies, certified or otherwise identified to our satisfaction, such documents, corporate records, certificates and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have considered necessary or appropriate for the purposes of our opinion set forth above. In such examination and in rendering the opinion set forth above, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Our opinion set forth above is limited to the matters governed by the federal laws of the United States and the Iowa Business Corporation Act, including the provisions of the Iowa Constitution and the reported judicial decisions interpreting such law. Except as expressly stated above, we do not express any opinion with respect to the law of any other jurisdiction.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the issuance and delivery of the Common Stock as described in the Registration Statement.

This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Shapiro Bieging Barber Otteson LLP
Shapiro Bieging Barber Otteson LLP